Exhibit 10.1

Execution Version

TENNANT COMPANY

PRIVATE SHELF AGREEMENT

$80,000,000

PRIVATE SHELF FACILITY

Dated as of July 29, 2009

1.	AUTHORIZATION OF ISSUE OF SHELF NOTES	1
1B.	Authorization of Issue of Shelf Notes	1
1C.	RBC Fee	2

2.	PURCHASE AND SALE OF SHELF NOTES	2
2A.	Purchase and Sale of Shelf Notes	2
2B(1).	Facility	2
2B(2).	Issuance Period	2
2B(3).	Request for Purchase	2
2B(4).	Rate Quotes	3
2B(5).	Acceptance	3
2B(6).	Market Disruption	4
2B(7).	Facility Closings	4
2B(8).	Fees	5
2B(8)(i).	Structuring Fee	5
2B(8)(ii).	Issuance Fee	5
2B(8)(iii).	Delayed Delivery Fee	5
2B(8)(iv).	Cancellation Fee	5

3.	CONDITIONS OF CLOSING	6
3A.	Certain Documents	6
3B.	Opinion of Prudential’s Special Counsel	8
3C.	Opinion of Transaction Parties’ Counsel	8
3D.	Representations and Warranties; No Default; Satisfaction of Conditions	8
3E.	Purchase Permitted By Applicable Laws; Approvals	9
3F.	Payment of Fees	9
3G.	Fees and Expenses	9
3H.	Certificates of Insurance	9
3I.	Material Adverse Change	9
3K.	Proceedings	9

4.	PREPAYMENTS	9
4A.	Required Prepayments	10
4A(2).	Required Scheduled Prepayments of Shelf Notes	10
4A(3).	Required Prepayment Pursuant to Intercreditor Agreement	10
4B.	Optional Prepayment With Yield-Maintenance Amount	10
4C.	Notice of Optional Prepayment	10
4D.	Application of Prepayments	10
4E.	Offer to Prepay Shelf Notes in the Event of a Change of Control	11
4E(1).	Notice of Change of Control	11
4E(2).	Notice of Acceptance of Offer under Paragraph 4E(1)	11
4E(3).	Offer to Prepay Shelf Notes	11
4E(4).	Rejection; Acceptance	11
4E(5).	Prepayment	11
4E(6).	Officer’s Certificate	11
4F.	No Acquisition of Shelf Notes	11

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5.	AFFIRMATIVE COVENANTS	12
5A.	Financial Statements	12
5B.	Notice of Material Events	13
5C.	Existence, Conduct of Business	14
5D.	Payment of Obligations	14
5E.	Maintenance of Properties; Insurance	14
5F.	Books and Records; Inspection Rights	15
5G.	Compliance with Laws	15
5H.	Subsidiary Guaranty	15
5I.	Pledge Agreements	16
5J.	Information Required by Rule 144A	17
5K.	Covenant to Secure Shelf Notes Equally	17
5L.	Agreement Assuming Liability on Shelf Notes	17

6.	NEGATIVE COVENANTS	17
6A.	Financial Covenants	17
6A(1)	Maximum Leverage Ratio	17
6A(2)	Minimum Interest Coverage Ratio	18
6B.	Indebtedness	18
6C.	Liens	19
6D.	Fundamental Changes and Asset Sales	20
6E.	Investments, Loans, Advances, Guarantees and Acquisitions	21
6F.	Swap Agreements	21
6G.	Restricted Payments	22
6H.	Transactions with Affiliates	22
6I.	Restrictive Agreements	22
6J.	Sale and Leasebacks	23
6K.	Terrorism Sanctions Regulations	23
6L.	Most Favored Lender	23

7.	EVENTS OF DEFAULT	24
7A.	Acceleration	24
7B.	Rescission of Acceleration	27
7C.	Notice of Acceleration or Rescission	27
7D.	Other Remedies	27

8.	REPRESENTATIONS, COVENANTS AND WARRANTIES	28
8A(1).	Organization; Subsidiary Preferred Equity	28
8A(2).	Power and Authority	28
8A(3).	Execution and Delivery of Transaction Documents	28
8B.	Financial Statements	28
8C.	Actions Pending	29
8D.	Outstanding Indebtedness	29
8E.	Title to Properties	29
8F.	Taxes	29
8G.	Conflicting Agreements and Other Matters	30
8H.	Offering of Shelf Notes	30

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8I.	Use of Proceeds	30
8J.	ERISA	31
8K.	Governmental Consent	31
8L.	Compliance with Environmental and Other Laws	31
8M.	Regulatory Status	32
8N.	Permits and Other Operating Rights	32
8O.	Rule 144A	32
8P.	Absence of Financing Statements, Etc	32
8Q.	Establishment of Security Interest	32
8R.	Foreign Assets Control Regulations, Etc	33
8S.	Disclosure	33
8T.	Hostile Acquisitions	33

9.	REPRESENTATIONS OF EACH PURCHASER	34
9A.	Nature of Purchase	34
9B.	Source of Funds	34

10.	DEFINITIONS; ACCOUNTING MATTERS	35
10A.	Yield Maintenance Terms	35
10B.	Other Terms	37
10C.	Accounting and Legal Principles, Terms and Determinations	54

11.	MISCELLANEOUS	55
11A.	Shelf Note Payments	55
11B.	Expenses	55
11C.	Consent to Amendments	56
11D.	Form, Registration, Transfer and Exchange of Shelf Notes; Lost Shelf Notes	57
11E.	Persons Deemed Owners; Participations	58
11F.	Survival of Representations and Warranties; Entire Agreement	58
11G.	Successors and Assigns	58
11H.	Independence of Covenants	59
11I.	Notices	59
11J.	Payments Due on Non-Business Days	59
11K.	Satisfaction Requirement	59
11L.	GOVERNING LAW	60
11M.	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	60
11N.	Severability	61
11O.	Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence	61
11P.	Counterparts; Facsimile or Electronic Signatures	61
11Q.	Severalty of Obligations	61
11R.	Independent Investigation	61
11R.	Confidential Information	62
11S.	Transaction References	62
11T.	Directly or Indirectly	63
11U.	Binding Agreement	63

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EXHIBITS AND SCHEDULES

INFORMATION SCHEDULE

EXHIBIT A	--	FORM OF SHELF NOTE
EXHIBIT B	--	FORM OF DISBURSEMENT DIRECTION LETTER
EXHIBIT C	--	FORM OF REQUEST FOR PURCHASE
EXHIBIT D	--	FORM OF CONFIRMATION OF ACCEPTANCE
EXHIBIT E-1	--	FORM OF OPINION OF SPECIAL TRANSACTION PARTY COUNSEL (SHELF NOTES)
EXHIBIT E-2	--	FORM OF OPINION OF TRANSACTION PARTY IN-HOUSE COUNSEL (SHELF NOTES)
SCHEDULE 6B	--	EXISTING INDEBTEDNESS
SCHEDULE 6C	--	LIENS
SCHEDULE 6E	--	INVESTMENTS
SCHEDULE 6I	--	RESTRICTIVE AGREEMENTS
SCHEDULE 8A(1)	--	SUBSIDIARIES
SCHEDULE 8G	--	CONFLICTING AGREEMENTS
SCHEDULE 8K		GOVERNMENTAL CONSENT
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TENNANT COMPANY

701 North Lilac Drive

Minneapolis, Minnesota  55442

As of July 29, 2009

Prudential Investment Management, Inc. (“Prudential”)

Each other Prudential Affiliate (as hereinafter
   defined) which becomes bound by certain
   provisions of this Agreement as hereinafter
   provided

c/o Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois  60601

Ladies and Gentlemen:

The undersigned, Tennant Company, a Minnesota corporation (herein called the “Company”), hereby agrees with you as set forth below.  Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.

1.           AUTHORIZATION OF ISSUE OF SHELF NOTES.

1A.           Authorization of Issue of Shelf Notes.  The Company will authorize the issue of its additional senior secured promissory notes (the “Shelf Notes”) in the aggregate principal amount of $80,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than twelve (12) years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than ten (10) years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2A(5), and to be substantially in the form of Exhibit A attached hereto.  The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision.  Shelf Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Shelf Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Shelf Note issued in exchange for another Shelf Note, shall be deemed for these purposes the date on which such Shelf Note’s ultimate predecessor Shelf Note was issued), are herein called a “Series” of Shelf Notes.

1B.           RBC Fee.        If an RBC Event occurs or has occurred and is continuing, then, in addition to the interest accruing on the Shelf Notes, the Company agrees to pay each holder of a Shelf Note a fee (the “RBC Fee”) on the daily average outstanding principal amount of such Shelf Note during the continuance of such RBC Event at a rate per annum equal to 1.00%.  The RBC Fee with respect to each Shelf Note shall be calculated on the same basis as interest on such Shelf Note is calculated and shall be paid in arrears on each day upon which interest is due on such Shelf Note during continuance of an RBC Event.  The payment of any RBC Fee shall not constitute a waiver of any Default or Event of Default.

2.           PURCHASE AND SALE OF SHELF NOTES.

2A.         Purchase and Sale of Shelf Notes.

2A(1).    Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”.  At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1A, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2A(2).    Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if the date of such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) the 30th day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under paragraph 7A of this Agreement, and (v) the acceleration of any Shelf Note under paragraph 7A of this Agreement.  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2A(3).    Request for Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by facsimile transmission or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the

Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than twelve (12) years from the date of issuance), average life (which shall be no more than ten (10) years from the date of issuance), principal prepayment dates (if any) and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than ten (10) days and not more than twenty-five (25) days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit C attached hereto.  Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2A(4).    Rate Quotes.  Not later than five (5) Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2A(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone or facsimile transmission, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules and interest payment periods of Shelf Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate or Affiliates would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2A(5).    Acceptance.  Within the Acceptance Window with respect to any interest rate quotes provided pursuant to paragraph 2A(4), the Company may, subject to paragraph 2A(6), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or facsimile transmission within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates.  The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to paragraph 2A(6) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate or Affiliates, and Prudential agrees to cause the purchase by a Prudential Affiliate or Affiliates of, the Accepted Notes at 100% of the principal amount of such Shelf Notes. As soon as practicable following the Acceptance Day, the Company and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D attached hereto (herein called a “Confirmation of Acceptance”).  If the Company should fail to execute and return to Prudential within three (3) Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its

election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2A(6).     Market Disruption.  Notwithstanding the provisions of paragraph 2A(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2A(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2A(5) the domestic market for U.S. Treasury securities or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2A(6) are applicable with respect to such Acceptance.

2A(7).    Facility Closings.  Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 180 North Stetson Street, Suite 5600, Chicago, Illinois 60601, Attention:  Law Department, or at such other place as Prudential may have directed, the Accepted Notes to be purchased by such Purchaser in the form of one or more Shelf Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Shelf Notes.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2A(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one (1) Business Day and not more than ten (10) Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2A(8)(iii) or (ii) such closing is to be canceled.  In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

2A(8).     Fees.

2A(8)(i).        Structuring Fee.  [Intentionally Omitted]

2A(8)(ii).       Issuance Fee.  The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day occurring after December 31, 2009 in an amount equal to 0.10% of the aggregate principal amount of Shelf Notes sold to such Purchaser on such Closing Day.

2A(8)(iii).      Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following ninety (90) days after the Acceptance Day for such Accepted Note and on each Business Day following ninety (90) days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY – MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.  In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2A(7).

2A(8)(iv).           Cancellation Fee.  If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2A(5) or the penultimate sentence of paragraph 2A(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2A(8)(iii).  The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data).  Each price shall be rounded to the second decimal place.  In no case shall the Cancellation Fee be less than zero.

3.           CONDITIONS OF CLOSING.  Each Purchaser’s obligation to purchase and pay for the Shelf Notes to be purchased by such Purchaser hereunder on any Closing Day is subject to the satisfaction, on or before such Closing Day, of the following conditions:

3A.        Certain Documents.  Such Purchaser shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance reasonably satisfactory to such Purchaser dated the date of the applicable Closing Day unless otherwise indicated, and, on the applicable Closing Day, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i)           The Note(s) to be purchased by such Purchaser on such Closing Day in the form of Exhibit A hereto, as applicable

(ii)           an Intercreditor Agreement among the Purchasers, the Bank Agent and the Collateral Agent (herein, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, called the “Intercreditor Agreement”);

(iii)           a Guaranty Agreement made by each Guarantor in favor of the holders of the Shelf Notes (together with any other guaranty pursuant to which the Shelf Notes are guarantied and which is entered into as contemplated hereby or by the Intercreditor Agreement or by any other Transaction Document, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, collectively called the “Guaranty Agreements” and individually called a “Guaranty Agreement”);

(iv)           the Pledge and Security Agreement dated March 4, 2009 made by the Company and the Subsidiaries of the Company listed on the signature page thereto in favor of the Collateral Agent for the benefit of the Secured Parties (together with any other agreement pursuant to which the Shelf Notes are secured by Equity Interests in any Subsidiary and which is entered into as contemplated hereby, by the Intercreditor Agreement or by any other Transaction Document, as the same may be amended, modified, or supplemented from time to time in accordance with the provisions thereof, the “Pledge Agreements”);

(v)           all chattel paper, instruments and documents of title in which the Collateral Agent has been granted a security interest and are then required under the Collateral Documents to be delivered to the Collateral Agent, together with the related transfer documents executed in blank, in each case received by the Collateral Agent, all Uniform Commercial Code financing statements perfecting the security interests and liens granted to the Collateral Agent, duly filed in all offices necessary to perfect such security interests and liens, or deemed by such Purchaser to be advisable, and all such other certificates, documents, agreements, recording and filings necessary to establish a valid and perfected first priority lien and security interest (subject only to Liens described in paragraph 6C) in favor of the Collateral Agent in all of the Collateral or deemed by such Purchaser to be advisable;

(vi)           a Secretary’s Certificate signed by the Secretary or Assistant Secretary and one other officer of each Transaction Party certifying, among other things, (a) as to the names, titles and true signatures of the officers of such Transaction Party authorized to sign the Transaction Documents to which such Transaction Party is a party, (b) that attached thereto is a true, accurate and complete copy of the articles of incorporation or other formation document of such Transaction Party, certified by the Secretary of State of the state of organization of such Transaction Party as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the by-laws, operating agreement or other organizational document of such Transaction Party, which were duly adopted and are in effect as of such Closing Day and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d) below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of such Transaction Party duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of the Transaction Documents to which such Transaction Party is a party, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the shareholders, partners or members of such Transaction Party or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof, (e) that the Transaction Documents executed and delivered to such Purchaser by such Transaction Party are in the form approved by its board of directors or other managing body in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to the Company or any Subsidiary have been commenced or are contemplated; provided, however, that with respect to any Closing Day subsequent to the initial Closing Day, if none of the matters certified to in the certificate delivered by any Transaction Party under this clause (vi) on any prior Closing Day have changed and the resolutions referred to in sub-clause (d) of this clause (vi) authorize the execution and delivery of the Shelf Notes being delivered on such subsequent Closing Day, then each Transaction Party may, in lieu of the certificate described above, deliver a Secretary’s Certificate signed by its Secretary or Assistant Secretary certifying that there have been no changes to the matters certified to in the certificate delivered by such Transaction Party delivered on such prior Closing Day under this clause (vi);

(vii)           a certificate of corporate or other type of entity and tax good standing for each Transaction Party from the Secretary of State of the state of organization of such Transaction Party and of each state in which any Transaction Party is required to be qualified to transact business as a foreign organization, in each case dated as of a recent date;

(viii)           certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports listing all effective financing statements which name any Transaction Party (under its present name and previous names used) as debtor and which are filed in the office of the Secretary of in any state in which any Transaction Party is located (as determined under the UCC), and lien and judgment search reports from the county recorder of any county in any Transaction Party is located; and

(ix)           such other certificates, documents and agreements as such Purchaser may reasonably request.

3B.           Opinion of Prudential’s Special Counsel.  Prudential shall have received from Wiley S. Adams, Vice President and Corporate Counsel of Prudential, or such other counsel who is acting as special counsel for Prudential in connection with this transaction, a favorable opinion reasonably satisfactory to Prudential as to such matters incident to the matters herein contemplated as it may reasonably request.

3C.           Opinion of Transaction Parties’ Counsel.  Such Purchaser shall have received from (a) Dorsey & Whitney LLP, special counsel for the Transaction Parties and (b) in-house counsel to the Transaction Parties (or such other counsel designated by the Company and reasonably acceptable to such Purchaser), a favorable opinion reasonably satisfactory to such Purchaser, dated such Closing Day, and substantially in the form of Exhibit E-1 and Exhibit E-2 attached hereto and as to such other matters as such Purchaser may reasonably request.  The Company, by its execution hereof, hereby requests and authorizes such special counsel and in-house counsel to render such opinions and to allow such Purchaser to rely on such opinions, agrees that the issuance and sale of any Shelf Notes will constitute a reconfirmation of such request and authorization, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.

3D.           Representations and Warranties; No Default; Satisfaction of Conditions.  The representations and warranties contained in paragraph 8 hereof and in the other Transaction Documents shall be true on and as of such Closing Day, both before and immediately after giving effect to the issuance of the Shelf Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby; there shall exist on such Closing Day no Event of Default or Default, both before and immediately after giving effect to the issuance of the Shelf Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby; each Transaction Party shall have performed all agreements and satisfied all conditions required under this Agreement or the other Transaction Documents to be performed or satisfied on or before such Closing Day; and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, to each such effect.

3E.           Purchase Permitted By Applicable Laws; Approvals.  The purchase of and payment for the Shelf Notes to be purchased by such Purchaser on such Closing Day on the terms and conditions herein provided (including the use of the proceeds of such Shelf Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may reasonably request to establish compliance with this condition.  All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of this Agreement, the Shelf Notes and the other Transaction Documents to be issued on such Closing Day or the consummation of the transactions contemplated hereby or thereby shall have been issued or made, shall be final and in full force and effect and shall be in form and substance reasonably satisfactory to such Purchaser.

3F.           Payment of Fees.  The Company shall have paid to such Purchaser in immediately available funds any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to paragraph 2A(8)(ii) and any Delayed Delivery Fee due pursuant to paragraph 2A(8)(iii).

3G.           Fees and Expenses.  Without limiting the provisions of paragraph 11B hereof, the Company shall have paid the reasonable fees, charges and disbursements of any special counsel to the Purchasers referred to in paragraph 3B or 11B(ii) hereof.

3H.           Certificates of Insurance.  The Company shall have delivered from insurance carriers reasonably acceptable to such Purchaser certificates of insurance in such forms and amounts reasonably acceptable to such Purchaser evidencing insurance required to be maintained under paragraph 5E hereof or under any of the Collateral Documents under insurance policies.

3I.           Material Adverse Change.  No material adverse change in the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries, taken as a whole, since December 31, 2008 shall have occurred or be threatened, as determined by such Purchaser in its sole judgment.

3J.           Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

4.           PREPAYMENTS.  The Shelf Notes shall be subject to prepayment only with respect to the required prepayments specified in paragraphs 4A(1), 4A(2) and 4A(3) respectively, and paragraph 4E, the optional prepayments permitted by paragraph 4B, and upon acceleration pursuant to paragraph 7A.

4A.           Required Prepayments.

4A(1).           Required Scheduled Prepayments of Shelf Notes.  Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Shelf Notes of such Series.

4A(2).           Required Prepayment Pursuant to Intercreditor Agreement.  If any amounts are to be applied to the principal of the Shelf Notes on any date pursuant to the terms of the Intercreditor Agreement, such principal amount of the Shelf Notes, together with interest thereon to such date and together with the Yield-Maintenance Amount, if any, with respect to each Shelf Note, shall be due and payable on such date.  Any partial prepayment of the Shelf Notes pursuant to this paragraph 4A(2) shall be applied in satisfaction of the required payments of principal thereof (including the required payment of principal due upon the maturity thereof) in the  inverse order of their scheduled due dates.

4B.           Optional Prepayment With Yield-Maintenance Amount.  The Shelf Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $500,000 and in a minimum amount of $5,000,000 on any one occurrence), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Shelf Note.  Any partial prepayment of a Series of Shelf Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal thereof (including the required payment of principal due upon the maturity thereof) in inverse order of their scheduled due dates.

4C.           Notice of Optional Prepayment.  The Company shall give the holder of each Shelf Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than ten (10) days prior to the prepayment date, specifying such prepayment date and the aggregate principal amount of the Shelf Notes of such Series, and the Shelf Notes of such Series held by such holder, to be prepaid on such date, and stating that such prepayment is to be made pursuant to paragraph 4B.  Notice of prepayment having been given as aforesaid, the principal amount of the Shelf Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date.  The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Shelf Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.

4D.           Application of Prepayments.  In the case of each prepayment of less than the entire outstanding principal amount of all Shelf Notes of any Series pursuant to paragraphs 4A(1) or 4B, the principal amount so prepaid shall be allocated pro rata to all Shelf Notes of such Series at the time outstanding in proportion to the respective outstanding principal amounts thereof.  In the case of each prepayment of less than the entire outstanding principal amount of all Shelf Notes pursuant to paragraph 4A(2), the principal amount so prepaid shall be allocated pro rata to all Shelf Notes at the time outstanding in proportion to the respective outstanding principal amounts thereof.

4E.           Offer to Prepay Shelf Notes in the Event of a Change of Control.

4E(1).           Notice of Change of Control.  The Company will, at least ten (10) Business Days prior to any Change of Control, give written notice of such Change of Control to each holder of the Shelf Notes.  Such notice shall contain and constitute an offer to prepay the Shelf Notes as described in paragraph 4E(3) and shall be accompanied by the certificate described in paragraph 4E(6).

4E(2).           Notice of Acceptance of Offer under Paragraph 4E(1).  If the Company shall at any time receive an acceptance to an offer to prepay Shelf Notes under paragraph 4E(1) from some, but not all, of the holders of the Shelf Notes, then the Company will, within two (2) Business Days after the receipt of such acceptance, give written notice of such acceptance to each other holder of the Shelf Notes.

4E(3).           Offer to Prepay Shelf Notes.  The offer to prepay Shelf Notes contemplated by paragraph 4E(1) shall be an offer to prepay, in accordance with and subject to this paragraph 4E, all, but not less than all, of the Shelf Notes held by each holder (in this case only, “holder” in respect of any Shelf Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) at the time of the occurrence of the Change of Control.

4E(4).           Rejection; Acceptance.  A holder of Shelf Notes may accept or reject the offer to prepay made pursuant to this paragraph 4E by causing a notice of such acceptance or rejection to be delivered to the Company prior to the prepayment date.  A failure by a holder of Shelf Notes to so respond to an offer to prepay made pursuant to this paragraph 4E shall be deemed to constitute an acceptance of such offer by such holder.

4E(5).           Prepayment.  Prepayment of the Shelf Notes to be prepaid pursuant to this paragraph 4E shall be at 100% of the principal amount of such Shelf Notes, together with interest on such Shelf Notes accrued to the date of prepayment and the Yield-Maintenance Amount, if any, with respect thereto.  The prepayment shall be made at the time of occurrence of a Change of Control.

4E(6).           Officer’s Certificate.  Each offer to prepay the Shelf Notes pursuant to this paragraph 4E shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the proposed prepayment date (which shall be the date of the Change of Control), (ii) that such offer is made pursuant to this paragraph 4E, (iii) the principal amount of each Shelf Note offered to be prepaid, (iv) the interest that would be due on each Shelf Note offered to be prepaid, accrued to the prepayment date, (v) that the conditions of this paragraph 4E have been fulfilled, and (vi) in reasonable detail, the nature and anticipated date of the Change of Control.

4F.           No Acquisition of Shelf Notes.  The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A(1), 4A(2), or 4B, upon acceptance of an offer to prepay pursuant to paragraph 4E, or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Shelf Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of the Shelf Notes of such Series held by each other holder of Shelf Notes of such Series at the time outstanding upon the same terms and conditions.  Any Shelf Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.

5.           AFFIRMATIVE COVENANTS.  During the Issuance Period and so long thereafter as any Shelf Note is outstanding and unpaid, the Company covenants as follows:

5A.           Financial Statements.  The Company covenants that it will deliver to each Significant Holder in duplicate:

(i)           within ninety (90) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii)           within forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)           within thirty (30) days after the end of each fiscal month of the Company following request by the Required Holders to the Company to deliver the same, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iv)           concurrently with any delivery of financial statements under clause (i), (ii) or (iii) of this paragraph 5A, a certificate of a Financial Officer of the Company (a) certifying as to whether a Default or Event of Default  has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) in the case of financial statements delivered under clause (i) or (ii) of this paragraph 5A, setting forth reasonably detailed calculations demonstrating compliance with paragraph 6A and (c) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in paragraph 8B and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(v)           concurrently with any delivery of financial statements under clause (i) of this paragraph 5A, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(vi)           promptly after the same become publicly available, copies of all periodic or other reports, proxy statements, and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(vii)           promptly upon receipt thereof, following the reasonable request of a Significant Holder, a copy of each management letter or other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim, or special audit made by them of the books of the Company or any Subsidiary;

(viii)           simultaneously with the transmission thereof, copies of all notices, reports, financial statements or other communications given to the Bank Agent or the Banks under the Credit Agreement, excluding routine borrowing requests; and

(ix)           with reasonable promptness, such other information as such Significant Holder may reasonably request.

All financial statements and reports referred to in paragraph 5A(i) and (ii) shall be deemed to have been delivered upon the date on which such documents are filed for public availability on the U.S. Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System and the receipt by each Significant Holder of electronic notice from the Company with a link to such financial statements and reports.

5B.           Notices of Material Events.  The Company will furnish to each Significant Holder prompt written notice of the following:

(i)           the occurrence of any Default;

(ii)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(iv)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this paragraph shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5C.           Existence, Conduct of Business.  The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under paragraph 6D.

5D.           Payment of Obligations.  The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5E.           Maintenance of Properties; Insurance.  The Company will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The Company shall deliver to each Significant Holder a copy of endorsements (1) to all “All Risk” physical damage insurance policies on all of the Transaction Parties’ tangible personal property and assets and business interruption insurance policies naming the Collateral Agent as lender loss payee, and (2) to all general liability and other liability policies naming the Collateral Agent, Prudential and the holders of the of the Shelf Notes as additional insureds.  In the event the Company or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Collateral Agent, without waiving or releasing any obligations or resulting Default hereunder, may, following 3 Business

Days’ notice to the Company, at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Collateral Agent deems advisable.  All sums so disbursed by the Collateral Agent shall constitute part of the Secured Obligations.  The Company will furnish the Significant Holders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

5F.           Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by each Significant Holder, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested at such Significant Holder’s expense if no Default or Event of Default exists and at the Company’s expense if a Default or Event of Default exists.  At any time that the Significant Holders reasonably request, the Company and the Subsidiaries will provide the Collateral Agent with appraisals or updates thereof of their inventory and other assets from an appraiser selected and engaged by the Collateral Agent, and prepared on a basis reasonably satisfactory to the Collateral Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations and shall provide a copy of such appraisal or update to the Significant Holders at the same time such information is provided to the Collateral Agent; provided, however, that if no Event of Default has occurred and is continuing, only one such appraisal per calendar year shall be at the sole expense of the Company.

5G.           Compliance with Laws.  The Company will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5H.           Subsidiary Guaranty.  As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Required Holders) after any Person becomes a Subsidiary or any Subsidiary qualifies and continues to exist independently as, or is designated by the Company or the Required Holders as, a Guarantor pursuant to the definition of “Guarantor”, the Company shall provide Prudential and each holder of a Shelf Note with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary which also qualifies as a Guarantor to deliver to Prudential and each holder of a Shelf Note a joinder to the Guaranty and Pledge Agreement (in each case in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions of thereof, such joinder to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Required Holders and their counsel; provided however that no Person shall be required to be a Guarantor to the extent it is an Affected Foreign Subsidiary and is not a guarantor of the Bank Obligations.

5I.           Pledge Agreements. (i) The Company will cause, and will cause each other Subsidiary qualifying as a Transaction Party to cause, all of its owned personal property (whether tangible, intangible, or mixed but excluding Excluded Assets) to be subject at all times to first priority, perfected Liens in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by paragraph 6C.  Without limiting the generality of the foregoing, the Company will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Company or any other Subsidiary qualifying as a Transaction Party to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Collateral Agent or the Required Holders shall reasonably request.  Notwithstanding the foregoing, no Foreign Subsidiary that is a Transaction Party shall be required to grant such Liens in favor of the Collateral Agent until and unless so reasonably requested by the Collateral Agent or the Required Holders but subject to the exclusion of Excluded Assets.

(ii)  Without limiting the foregoing, the Company will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including (i) amendments, restatements, supplements or other modifications to the Pledge Agreements entered into prior to March 4, 2009 and (ii) the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by paragraph 3A, as applicable), which may be required by law or which the Collateral Agent or the Required Holders may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Transaction Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Company.

(iii)  If any assets are acquired by a Transaction Party after the date of this Agreement (other than the Excluded Assets and assets constituting Collateral under a Pledge Agreement that automatically become subject to the Lien under such Pledge Agreement upon acquisition thereof), the Company will notify the Collateral Agent and the Required Holders thereof, and, if requested by the Collateral Agent or the Required Holders, the Company will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Transaction Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in clause (ii) of this paragraph 5I, all at the expense of the Company.

               5J.           Information Required by Rule 144A.  The Company covenants that it will, upon the request of the holder of any Shelf Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Shelf Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the  Exchange Act.  For the purpose of this paragraph 5K, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5K.           Covenant to Secure Shelf Notes Equally.  The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Shelf Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Shelf Notes to enforce the provisions of paragraph 6C).

5L.           Agreement Assuming Liability on Shelf Notes.  The Company covenants that, if at any time any Person should become liable (as co-obligor, endorser, guarantor or surety) on any other obligation of any Transaction Party in excess of $10,000,000 or with respect to the Credit Agreement or other primary working capital agreement of the Company, the Company will, at the same time, cause such Person to deliver to the holders of the Shelf Notes an agreement pursuant to which such Person becomes similarly liable on the Shelf Notes; provided this paragraph 5L shall not apply to any Person becoming liable solely as an endorser of a check in the ordinary course of business.  The delivery of such an agreement shall not in any way limit or modify the rights of the holders of the Shelf Notes to enforce the provisions of paragraph 6B.

6.           NEGATIVE COVENANTS.  During the Issuance Period and so long thereafter as any Shelf Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

6A.           Financial Covenants.

6A(1)           Maximum Leverage Ratio.  The Company will not permit the Leverage Ratio for the period of 4 consecutive fiscal quarters ending with the end of any fiscal quarter set forth below, to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Maximum Leverage Ratio
June 30, 2009	4.00 to 1.00
September 30, 2009	5.50 to 1.00
December 31, 2009 and each fiscal quarter ending thereafter	3.50 to 1.00

6A(2)           Minimum Interest Coverage Ratio.  The Company will not permit the ratio, determined as of the end of each of its fiscal quarters set forth below, of (i) Consolidated EBITDA for the period of four (4) consecutive quarters ending with the end of such fiscal quarter to (ii) Consolidated Interest Expense for such period, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Minimum Ratio
June 30, 2009	3.50 to 1.00
September 30, 2009	3.25 to 1.00
December 31, 2009 and each fiscal quarter ending thereafter	3.50 to 1.00

6B.           Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)           the Obligations and any other Indebtedness created under the Transaction Documents;

(ii)           the Bank Obligations, provided that the aggregate outstanding amount of any loans or advances outstanding under the Credit Agreement shall at no time exceed $175,000,000, minus (x) 50% of the sum of the aggregate principal amount of the Shelf Notes plus any Permitted Pro Rata Secured Financing, to the extent such sum is in excess of $25,000,000 and to the extent such sum does not exceed $35,000,000 and (y) if applicable, 100% of such sum in excess of $35,000;000.

(iii)           Indebtedness existing on the date hereof and set forth in Schedule 6B and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

(iv)           Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary, provided that the Indebtedness of any Subsidiary that is not a Transaction Party owed to any Transaction Party shall be subject to the limitations set forth in paragraph 6E(iii);

(v)           Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary;

(vi)           Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (a) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (b) the aggregate principal amount of Indebtedness permitted by this clause (v) at any time outstanding shall not exceed $10,000,000;

(vii)           [Intentionally Omitted]

(viii)           Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit;

(ix)           Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding shall not exceed $15,000,000;

(x)	Indebtedness under Swap Agreements permitted by paragraph 6F;

(xi)	Indebtedness under the Pro Rata Secured Financings; and

(xii)           any other Indebtedness of the Company and Domestic Subsidiaries; provided that the aggregate principal amount of Indebtedness of Domestic Subsidiaries which are not Subsidiary Guarantors permitted by this clause (xii)  at any time outstanding shall not exceed $15,000,000.

6C.           Liens.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)           Permitted Encumbrances and Liens created under any Transaction Document;

(ii)           any Lien on any property or asset of the Company or any Subsidiary existing on June 19, 2007 and set forth in Schedule 6C; provided that (a) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (b) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iii)            any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (a) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (b) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (c) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv)           Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (a) such security interests secure Indebtedness permitted by clause (vi) of paragraph 6B, (b) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (c) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (d) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(v)           customary bankers’ Liens and rights of setoff arising by operation of law and incurred on deposits made in the ordinary course of business;

(vi)           Liens securing Indebtedness and other obligations in an amount at any time outstanding shall not exceed $10,000,000, provided that, no such Lien shall secure any Bank Obligations or any Indebtedness under any other working capital facility of the Company or any Subsidiary; and

Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of their real properties or on assets located in Australia and Japan.

6D.           Fundamental Changes and Asset Sales.

(i)           The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, (including pursuant to a Sale and Leaseback Transaction), or all or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (a) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, provided that, if  a Subsidiary merges into the Company, the Company shall be the surviving corporation, (b) any Subsidiary may merge into another Subsidiary, provided that in the case of any merger involving a Transaction Party such merger must result in a Transaction Party as the surviving entity (and any such merger involving the Company must result in the Company as the surviving entity), (c) (1) any Transaction Party may sell, transfer, lease or otherwise dispose of its assets to another Transaction Party, (2) any Subsidiary that is not a Transaction Party may sell, transfer, lease or otherwise dispose of its assets to any other Subsidiary, (d) the Company or any Subsidiary may (1) sell inventory in the ordinary course of business, (2) effect sales, trade-ins or dispositions of used equipment for value in the ordinary course of business consistent with past practice, (3) enter into licenses of technology in the ordinary course of business, (4) enter into Sale and Leaseback Transactions permitted by paragraph 6J, and (5) make any other sales, transfers, leases or dispositions that, together with all other property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (5) during any fiscal year of the Company, does not exceed 5% of Consolidated Total Assets (as reflected in the most recent consolidated balance sheet of the Company delivered to the Significant Holders); and  (e) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to Prudential or any holder of a Shelf Note; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by paragraph 6E.

(ii)           The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(iii)           The Company will not, and will not permit any of its Subsidiaries to, change the basis of its fiscal year from the basis in effect on the date of this Agreement.

6E.           Investments, Loans, Advances, Guarantees and Acquisitions.  The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except

(i)           Permitted Investments;

(ii)           (a) investments by the Company existing on the date hereof in the capital stock of its Subsidiaries and (b) other investments, capital contributions, loans, advances and book entries reflecting any of the foregoing by the Company in or to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary, in each case, in the case of this clause (b), to the extent existing on March 4, 2009 and set forth on Schedule 6E hereto or after March 4, 2009 converted from such investment, capital contribution, loan, advance or book entry to another investment, capital contribution, loan, advance or book entry of like amount and involving the same entities;

(iii)           investments, capital contributions, loans, advances or book entries reflecting any of the foregoing made by the Company in or to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary (provided that, in addition to the investments, capital contributions, loans, advances and book entries permitted by clause (ii) above, not more than $50,000,000 in investments, loans or advances or capital contributions may be made and remain outstanding pursuant to this clause (iii), during the term of this Agreement, by any Transaction Party to a Subsidiary which is not a Transaction Party);

(iv)           Guarantees constituting Indebtedness permitted by paragraph 6B;

(v)           Permitted Acquisitions; and

(xiv)           any other investment, capital contribution, loan, advance or book entry reflecting any of the foregoing (other than acquisitions) so long as the aggregate amount of all such investments at any time outstanding does not exceed $25,000,000.

6F.           Swap Agreements.  The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (i) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual or anticipated exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (ii) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

6G.           Restricted Payments.  The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries and (iv) the Company may make any other Restricted Payment so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto (including pro forma effect); provided that, if, as of the date of making such Restricted Payment (and after giving pro forma effect thereto) the Leverage Ratio for the Company and its consolidated Subsidiaries would exceed the Applicable Ratio (as described in the table below), then the aggregate amount of Restricted Payments permitted pursuant to this clause (iv) shall not exceed the Applicable Amount (corresponding to the Applicable Ratio, all as described in the table below) during any fiscal year of the Company:

Applicable Ratio	Applicable Amount
Less than 2.00 to 1.00	$40,000,000
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	$20,000,000
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	$15,000,000
Greater than or equal to 3.00 to 1.00	$12,000,000

Notwithstanding the foregoing, in no event shall the Company be permitted to purchase, redeem, retire, acquire, cancel or terminate any shares of its outstanding common stock during the period beginning on March 4, 2009 through and including December 31, 2009 other than as permitted under clauses (i) and (iii) above.

6H.           Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (b) transactions between or among the Company and its Wholly-Owned Subsidiaries not involving any other Affiliate, and (c) any Restricted Payment permitted by paragraph 6G.

6I.           Restrictive Agreements.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien in favor of the holders of the Shelf Notes upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee payment of the Shelf Notes; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by this Agreement, the Credit Agreement or by Permitted Pro Rata Secured Financings, or by customary restrictions and conditions on then-market terms (for the applicable Indebtedness) imposed under the terms of any other Indebtedness permitted under clauses (vi), (ix), (x) or  (xi) of paragraph 6B, (ii) the foregoing shall not apply to restrictions and conditions, existing on the date hereof identified on Schedule 6I or existing at the time of any acquisition, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to restrictions and conditions imposed by any agreement relating to Indebtedness permitted by paragraph 6B(ix), (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

6J.           Sale and Leasebacks.  The Company shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction except for (i) the sale and leaseback of its Maple Grove, Minnesota facility, (ii) the sale and leaseback of its Uden, Netherlands facility, and (iii) the sale and leaseback of equipment of a type manufactured or sold by the Company.

6K.           Terrorism Sanctions Regulations.  The Company covenants that it will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

6L.           Most Favored Lender.  The Company covenants that if, on any date, it or any Subsidiary enters into, assumes or otherwise becomes bound or obligated under any agreement evidencing, securing, guaranteeing or otherwise relating to any Indebtedness (other than the Indebtedness evidenced by the Shelf Notes) in a principal amount in excess of $10,000,000 or with or for the benefit of Persons with commitments to provide loans or other financial accommodations in the amount in excess of $10,000,000, or obligations in respect of one or more Swap Agreements having a notional amount in excess of $10,000,000, of any one or more of the Company and its Subsidiaries, that contains, or amends any such agreement to contain, one or more Additional Covenants or Additional Defaults, then on such date the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Shelf Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement, provided that, upon the subsequent rescission, amendment or other modification of such Additional Covenant or Additional Default and the Company providing notice thereof to Prudential and each holder of a Shelf Note, the same shall be deemed rescinded, amended or otherwise modified hereunder if (i) no Default or Event of Default then exists, (ii) such rescission, amendment or modification of such Additional Covenant or Additional Default shall not make this Agreement any less restrictive with respect to the Company and the Guarantors than as in effect on the date of this Agreement, as amended by any other amendments hereto, other than as a result of such Additional Covenant or Additional

Default and (iii) if any fee or other compensation is paid to any person in respect of such rescission, amendment or modification of such Additional Covenant or Additional Default, the Company shall pay each holder of a Shelf Note such fee or compensation on a ratable basis relative to the then outstanding aggregate principal amounts of the Shelf Notes.  The Company further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders of the Shelf Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing (i) the amendment of this Agreement to include such Additional Covenants and Additional Defaults or (ii) the rescission, amendment or modification of such Additional Covenants and Additional Defaults, as applicable, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 6L, but shall merely be for the convenience of the parties hereto.

7.           EVENTS OF DEFAULT.

7A.           Acceleration.  If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i)           the Company defaults in the payment of any principal of, or Yield- Maintenance Amount payable with respect to, any Shelf Note either by the terms thereof or otherwise as herein provided; or

(ii)           the Company defaults in the payment of any interest or RBC Fee on any Shelf Note for more than three (3) Business Days after the date due; or

(iii)           the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit, collectively referred to herein as “Indebtedness for Borrowed Money”) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $15,000,000; provided further that this paragraph 7A(iii) shall not apply to secured Indebtedness for Borrowed Money that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness for Borrowed Money (to the extent that such
Indebtedness for Borrowed Money is paid by the Company or such Subsidiary on such accelerated due date); or

(iv)           any representation or warranty made by the Company herein or by any Transaction Party in any other Transaction Document or by any Transaction Party or any of its officers in any writing furnished in connection with or pursuant to this Agreement or any other Transaction Document shall be false or misleading in any material respect on the date as of which made; or

(v)           the Company fails to perform or observe any agreement contained in paragraphs 4E, 5B, 5C (solely with respect to the Company’s existence), 5H, 5I or 6; or

(vi)           the Company fails to perform or observe any other agreement, term or condition contained herein other than as specified in clause (i), (ii) or (v) of this paragraph 7A and such failure shall not be remedied within thirty (30) days after any Responsible Officer obtains actual knowledge thereof or any Transaction Party fails to perform or observe any agreement contained in any other Transaction Document and such failure shall not be remedied within the grace period, if any, provided therefor in such Transaction Document, provided that, if no such grace period is provided, then  within thirty (30) days after a Transaction Party Responsible Officer obtains actual knowledge thereof; or

(vii)           the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(viii)           any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(ix)           the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(x)           any such petition or application described in clause (ix) of this paragraph 7A is filed, or any such case or proceedings described in clause (ix) of this paragraph 7A are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

(xi)           any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

(xii)           any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary, which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

(xiii)           one or more final judgments in an aggregate amount in excess of $15,000,000 is rendered against the Company or any Subsidiary and either (a) enforcement proceedings have been commenced by any creditor upon any such judgment or (b) within sixty (60) days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged; or

(xiv)           an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(xv)           any Guaranty Agreement or any Collateral Document shall cease to be in full force and effect, or any Transaction Party shall contest or deny the validity or enforceability of, or deny that it has any liability or obligations under, any Guaranty Agreement or any Collateral Document, or the Collateral Agent does not have or ceases to have a valid first priority perfected security interest (subject only to Liens permitted by paragraph 6C) in any Collateral for the benefit of the holders of the Shelf Notes; or

(xvi)           an “Event of Default”, as defined in the Credit Agreement, has occurred;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Shelf Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Shelf Notes held by such holder to be, and all of the Shelf Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Shelf Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Shelf Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and the Facility shall automatically terminate, and (c) if such event is not an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Shelf Notes to be, and all of the Shelf Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Shelf Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, and Prudential may at its option, by notice in writing to the Company, terminate the Facility.  The Company acknowledges, and the parties hereto agree, that each holder of a Shelf Note has the right to maintain its investment in the Shelf Notes free from repayment by the Company (except as herein specifically provided for) and without the occurrence of an Event of Default and that the provision for payment of Yield-Maintenance Amount by the Company in the event the Shelf Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

7B.           Rescission of Acceleration.  At any time after any or all of the Shelf Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Shelf Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Shelf Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the Default Rate, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Shelf Notes of such Series or this Agreement.  No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C.           Notice of Acceleration or Rescission.  Whenever any Shelf Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Shelf Note of each Series at the time outstanding.

7D.           Other Remedies.  If any Event of Default or Default shall occur and be continuing, the holder of any Shelf Note may proceed to protect and enforce its rights under this Agreement, the other Transaction Documents and such Shelf Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or the other Transaction Documents or in aid of the exercise of any power granted in this Agreement or any Transaction Document.  No remedy conferred in this Agreement or the other Transaction Documents upon the holder of any Shelf Note or the Collateral Agent is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8.           REPRESENTATIONS, COVENANTS AND WARRANTIES.  The Company represents, covenants and warrants as follows:

8A(1).           Organization; Subsidiary Preferred Equity.  The Company is a corporation duly organized and existing in good standing under the laws of the State of Minnesota, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized.  The Company and each of its Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing, in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect.  No Subsidiary has any outstanding shares of any class of capital stock or other equity interests which has priority over any other class of capital stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by the Company or a Wholly-Owned Subsidiary.  Schedule 8A(1) hereto sets forth, as of the date hereof, a correct list of each Subsidiary, its jurisdiction of incorporation, its ownership and whether or not as of the date hereof such Subsidiary constitutes a Guarantor.

8A(2).           Power and Authority.  The Company and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted.

8A(3).           Execution and Delivery of Transaction Documents.  The Company and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to execute, deliver and perform its obligations under this Agreement, the Shelf Notes and the other Transaction Documents to which it is a party.  The execution, delivery and performance of this Agreement, the Shelf Notes and the other Transaction Documents has been duly authorized by all requisite corporate, limited liability or partnership, as the case may be, action, and this Agreement, the Shelf Notes and the other Transaction Documents have been duly executed and delivered by authorized officers of the Company and each Subsidiary which is a party thereto and are valid obligations of the Company and each such Subsidiary, legally binding upon and enforceable against the Company and each such Subsidiary in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8B.           Financial Statements.  The Company has furnished each Purchaser of any Shelf Note with the following financial statements, identified by a principal financial officer of the Company:  (i) a consolidated balance sheet of the Company and its Subsidiaries as at December 31 in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within ninety (90) days prior to such date for which audited financial statements have not been released) and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for each such year, all reported on by KPMG LLP (or such other nationally recognized accounting firm as may be reasonably acceptable to such Purchaser) and (ii) consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within forty-five (45) days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company.  Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments and the absence of footnotes), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles.  The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders’ equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated.  There has been no material adverse change in the business, property or assets, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements had been furnished to Prudential at the time of the execution of this Agreement by Prudential (in the case of the making of this representation at the time of the execution of this Agreement) or at the time of the Acceptance with respect to any Series of Shelf Notes (in the case of the making of this representation at the time of the issuance of such Series of Shelf Notes).

8C.           Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect.

8D.           Outstanding Indebtedness.  Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by paragraph 6B.  There exists no default under the provisions of any instrument evidencing Indebtedness or of any agreement relating thereto.

8E.           Title to Properties.  The Company has and each of its Subsidiaries has good and marketable title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6C.  All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

8F.           Taxes.  The Company has, and each of its Subsidiaries has, filed all federal, state and other income tax returns which, to the knowledge of the officers of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being actively contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

8G.           Conflicting Agreements and Other Matters.  Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter, by-law, limited liability company operating agreement, partnership agreement or other corporate, limited liability company or partnership restriction which materially and adversely affects its business, property or assets, condition (financial or otherwise) or operations.  Neither the execution nor delivery of this Agreement, the Shelf Notes or the other Transaction Documents, nor the offering, issuance and sale of the Shelf Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Shelf Notes and the other Transaction Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (other than Liens created pursuant to the Collateral Documents) upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter, by-laws, limited liability company operating agreement or partnership agreement of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders, members or partners), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject.  Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter, by-laws, limited liability company operating agreement or partnership agreement) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company of the type to be evidenced by the Shelf Notes or Indebtedness of any Guarantor of the type to be evidenced by its Guaranty Agreement except as set forth in the agreements listed in Schedule 8G attached hereto (as such Schedule 8G may have been modified from time to time by written supplements thereto delivered by the Company and accepted in writing by Prudential).

8H.           Offering of Shelf Notes.  Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Shelf Notes, any Guaranty Agreement or any similar security of any Transaction Party for sale to, or solicited any offers to buy the Shelf Notes, any Guaranty Agreement or any similar security of any Transaction Party from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors, and no Transaction Party nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Shelf Notes or the execution and delivery of any Guaranty Agreement to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

8I.           Use of Proceeds.  The proceeds of any Series of Shelf Notes will be used as specified in the Request for Purchase with respect to such Series.  “Margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”) constitutes less than 25% of the assets of the Company and its Subsidiaries. None of the proceeds of the sale of any Shelf Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then a margin stock or for any other purpose which might constitute the sale or purchase of any Shelf Notes a “purpose credit” within the meaning of such Regulation U.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.  Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any Shelf Note to violate Regulation T, Regulation U or any other regulation of the Board or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

8J.           ERISA.  No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan).  No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or could reasonably be expected to be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.  Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or could reasonably be expected to be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.  The execution and delivery of this Agreement and the other Transaction Documents and the issuance and sale of the Shelf Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.  The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of each Purchaser’s representation in paragraph 9B.

8K.           Governmental Consent.  Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Shelf Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Closing Day for any Shelf Notes with the Securities and Exchange Commission and/or state Blue Sky authorities and other than the filings and recordings necessary to perfect the Liens in the Collateral intended to be created by the Collateral Documents described on Schedule 8K hereto) in connection with the execution and delivery of this Agreement or the other Transaction Documents, the offering, issuance, sale or delivery of the Shelf Notes or fulfillment of or compliance with the terms and provisions hereof, thereof or of the Shelf Notes.

8L.           Compliance with Environmental and Other Laws.  The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local, foreign and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including, without limitation, those relating to protection of the environment, except, in any such case, where failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8M.           Regulatory Status.  Neither the Company nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, or (iii) a “public utility” within the meaning of the Federal Power Act, as amended.

8N.           Permits and Other Operating Rights.  The Company and each Subsidiary has all such valid and sufficient certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company or any Subsidiary or any of its properties, as are necessary for the ownership, operation and maintenance of its businesses and properties, as presently conducted and as proposed to be conducted while the Shelf Notes are outstanding, subject to exceptions and deficiencies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and such certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company, any Subsidiary or any of its properties are free from restrictions or conditions which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary is in violation of any thereof in any material respect.

8O.           Rule 144A.  The Shelf Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a United States automated inter-dealer quotation system.

8P.           Absence of Financing Statements, Etc.  Except with respect to Liens permitted by paragraph 6C hereof, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries or any rights relating thereto.

8Q.           Establishment of Security Interest.  As of the date of the initial Closing Day, all filings, assignments, pledges and deposits of documents or instruments have been made, and all other actions have been taken, that are necessary or advisable under applicable law and are required to be made or taken on or prior to the date of closing under the provisions of this Agreement and the other Transaction Documents to create and perfect a security interest in the Collateral in favor of the Collateral Agent to secure the Obligations and the Bank Obligations, subject to no Liens other than Liens permitted under clause (iii) of paragraph 6C.  The Collateral and the Collateral Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses (except any such setoff, claim or defense which could not, individually or in the aggregate, materially impair the rights of the Collateral Agent with respect to the Collateral).  The Company or a Subsidiary is the owner of the Collateral described in the Collateral Documents free from any Lien, security interest, encumbrance and any other claim or demand, except for Liens permitted under paragraph 6C.

8R.           Foreign Assets Control Regulations, Etc.

(i)           Neither the sale of any Shelf Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii)           Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person.  The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(iii)           No part of the proceeds from the sale of any Shelf Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

8S.           Disclosure.  Neither this Agreement, any other Transaction Document nor any other document, certificate or statement furnished to any Purchaser by or on behalf of any Transaction Party in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which they were made.  As of the date of this Agreement, and as of any other time at which this representation is made or required to be true, no fact or facts peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now reasonably foresee), individually or in the aggregate, reasonably be expected to  materially adversely affect the business, property or assets, or financial condition of the Company or any of its Subsidiaries and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to Prudential and each Purchaser by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.  Any financial projections delivered to Prudential or any Purchaser are reasonable based on the assumptions stated therein and the best information available to the officers of the Company.  The Company has delivered to Prudential a true and complete copy of the Credit Agreement as in effect as of the date hereof.

8T.           Hostile Acquisitions.  None of the proceeds of the sale of any Shelf Notes will be used to finance a Hostile Acquisition.

9.           REPRESENTATIONS OF EACH PURCHASER.  Each Purchaser represents as follows:

9A.           Nature of Purchase.  Such Purchaser is not acquiring the Shelf Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.

9B.           Source of Funds.  At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Shelf Notes to be purchased by such Purchaser hereunder:

(i)           the Source is an “insurance company general account” (as that term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii)           the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1, or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv)           the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v)           the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi)           the Source is a governmental plan; or

(vii)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

9C.           Purchaser Status.  Each Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

10.           DEFINITIONS; ACCOUNTING MATTERS.  For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A.           Yield-Maintenance Terms.

“Called Principal” shall mean, with respect to any Shelf Note, the principal of such Shelf Note that is to be prepaid pursuant to paragraph 4A(2), 4B or 4E or is declared to be or otherwise becomes due and payable pursuant to paragraph 7A, as the context requires.

“Discounted Value” shall mean, with respect to the Called Principal of any Shelf Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Shelf Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Shelf Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for the most recent actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated as “Page PX1” on Bloomberg Financial Markets (or such other display as may replace Page PX1 on Bloomberg Financial Markets or, if Bloomberg Financial Markets shall cease to report such yields or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or (ii) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable (including by way of interpolation), the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  In the case of each determination under clause (i) or (ii) of the preceding sentence, such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Shelf Note.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Shelf Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Shelf Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” shall mean, with respect to the Called Principal of any Shelf Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4A(2), 4B or 4E or is declared to be or otherwise becomes due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” shall mean, with respect to any Shelf Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Shelf Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal.  The Yield-Maintenance Amount shall in no event be less than zero.

10B.           Other Terms.

“Acceptance” shall have the meaning given in paragraph 2A(5) hereof.

“Acceptance Day” shall have the meaning given in paragraph 2A(5) hereof.

“Acceptance Window” shall mean, with respect to any interest rate quotes provided by Prudential pursuant to paragraph 2A(4), the time period after the time Prudential shall have provided such interest rate quotes to the Company designated by Prudential as the time period during which the Company may elect to accept such interest rate quotes.  If no such time period is designated by Prudential with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be two (2) minutes after the time Prudential shall have provided such interest rate quotes to the Company.

“Accepted Note” shall have the meaning given in paragraph 2A(5) hereof.

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holders of any Indebtedness (other than the Indebtedness evidenced by the Shelf Notes), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Additional Default” shall mean any provision contained in any document evidencing Indebtedness (other than the Indebtedness evidenced by the Shelf Notes), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries, which permits the holder or holders of Indebtedness or obligations in respect of Swap Agreements to accelerate (with the passage of time or giving of notice or both) the maturity thereof, permits any such holder to terminate any such Swap Agreements or otherwise requires the Company or any Subsidiary to purchase any such Indebtedness or obligations in respect of Swap Agreements, prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in paragraph 7 of this Agreement or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of any such Indebtedness or obligations in respect of Swap Agreements

(and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Administrative Agent” shall mean JPMorgan Chase Bank National Association, in its capacity as administrative agent under the Credit Agreement, and its successor and assigns in that capacity.

“Affected Foreign Subsidiary” shall mean any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Guarantor would cause a Deemed Dividend Problem or Financial Assistance Problem.

“Affiliate” shall mean when used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent of more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturer and partners.  With respect to Prudential, “Affiliate” shall include any managed account, investment fund or other vehicle for which Prudential Financial, Inc. or any Affiliate of Prudential Financial, Inc. then acts as investment advisor or portfolio manager.  The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Anti-Terrorism Order” shall mean Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Applicable Acquisition Basket” means, with respect to the making of any acquisition, (i) for the fiscal year of the Company ending on or about December 31, 2009, $2,000,000 and (ii) for any fiscal year of the Company ending on or about December 31, 2010 and each fiscal year thereafter, the greatest of (A) $2,000,000, (B) subject to the succeeding clause (C), $25,000,000, solely to the extent that the Leverage Ratio shall be less than, at the time thereof and after giving effect thereto (on a pro forma basis), 3.00 to 1.00 or (C) $50,000,000, solely to the extent that the Leverage Ratio shall be less than, at the time thereof and after giving effect thereto (on a pro forma basis), 2.50 to 1.00.

“Applicable Pledge Percentage” shall mean 100% but 65% in the case of a pledge by the Company or any Domestic Subsidiary of its Equity Interests in an Affected Foreign Subsidiary.

“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, any vice president of the Company designated as an

“Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential or any Prudential Affiliate, any Person designated as an “Authorized Officer” of Prudential and Prudential Affiliates in the Information Schedule or any Person designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of Prudential’s Authorized Officers or a lawyer in Prudential’s law department.  Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential or any Prudential Affiliate in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential or any Prudential Affiliate by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential or such Prudential Affiliate and whom the Company in good faith believes to be an Authorized Officer of Prudential or such Prudential Affiliate at the time of such action shall be binding on Prudential or such Prudential Affiliate even though such individual shall have ceased to be an Authorized Officer of Prudential or such Prudential Affiliate.

“Available Facility Amount” shall have the meaning given in paragraph 2A(1) hereof.

“Bank Agent” shall mean JPMorgan Chase Bank National Association, in its capacity as agent for the Banks under the Credit Agreement, and its successors and assigns in that capacity.

“Bankruptcy Law” shall have the meaning given in clause (viii) of paragraph 7A hereof.

“Banking Services” shall mean each and any of the following bank services provided to the Company or any Subsidiary by any Bank or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” shall mean any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bank Obligations” shall mean all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Banks and the Bank Agent, individually or collectively, existing on the date hereof or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under the Credit Agreement or any of the other Loan Documents (as defined in the Credit Agreement as in effect on the date hereof) or to the Banks or any of their Affiliates under any Swap Agreement or in respect of any of the loans made under the Credit Agreement or reimbursement or other obligations incurred or any of the Letters of Credit Documents (as defined in the Credit Agreement as in effect on the date hereof) or other instruments at any time evidencing any thereof, or any Banking Services Obligations.

“Banks” shall mean JPMorgan Chase Bank National Association, Bank of America, N.A., BMO Capital Markets, Inc., U.S. Bank National Association, Wells Fargo Bank National Association and their successors and assigns, including any person subsequently becoming a party to the Credit Agreement as a “Lender” thereunder.

“Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City, Chicago, Illinois or Minneapolis, Minnesota are required or authorized to be closed and (iii) for purposes of paragraph 2A(3) hereof only, a day on which Prudential is not open for business.

“Cancellation Date” shall have the meaning given in paragraph 2A(8)(iv) hereof.

“Cancellation Fee” shall have the meaning given in paragraph 2A(8)(iv) hereof.

“Capital Lease” shall mean a lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

“Capital Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Change of Control” shall mean the occurrence of any of the following: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (a) nominated by the board of directors of the Company nor (b) appointed by directors so nominated; or (iii) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing).

“China Facility Guaranty Obligations” shall mean up to, but not in excess of, $2,000,000 (plus accrued interest thereon) constituting obligations guaranteed under that certain Continuing and Unconditional Guaranty dated as of August 23, 2007 by the Company in favor of the Holder of China Facility Guaranty Obligations (as the same may be amended or modified from time to time) in respect of certain indebtedness owed by Tennant Cleaning Systems and Equipment (Shanghai) Co., Ltd.

“Closing Day” shall mean, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2A(7), the Closing Day for such Accepted Note, for all purposes of this Agreement, except references to “original Closing Day” in paragraph 2A(8)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person (including, without limitation, the Pledged Equity) covered by the Collateral Documents and any and all other property of any Transaction Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Collateral Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations; provided however that “Collateral” shall not include Excluded Assets.

“Collateral Agent” shall mean JPMorgan Chase Bank National Association, in its capacity as collateral agent under the Intercreditor Agreement, and its successor and assigns in that capacity.

“Collateral Documents” shall mean, collectively, the Pledge Agreements and all other agreements, instruments and documents executed in connection with this Agreement in effect on the date hereof or executed by the Company or any Subsidiary after the date hereof that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Company or any of its Subsidiaries and delivered to the Collateral Agent.

“Confirmation of Acceptance” shall have the meaning given in paragraph 2B(5).

“Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) all non-cash losses, charges or expenses (including to the extent related to impairment of goodwill), (vi) cash restructuring charges of no more than $15,000,000 to the extent incurred in the Company’s fiscal quarter ending on or about December 31, 2008, (vii) additional cash restructuring charges, expenses or losses not to exceed $3,000,000 to the extent incurred in the Company’s fiscal year ending on or about December 31, 2009 minus, to the extent included in Consolidated Net Income, (viii) interest income and (ix) all non-cash gains and income, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $25,000,000.

“Consolidated Interest Expense” shall mean, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” shall mean, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Net Worth” shall mean, as of any time of determination thereof, the sum of (i) the par value (or value stated on the books of the Company) of the capital stock of all classes of the Company, plus (or minus in the case of a surplus deficit) (ii) the amount of the consolidated surplus, whether capital or earned, of the Company and its Subsidiaries after subtracting therefrom the aggregate of treasury stock and any other contra-equity accounts including, without limitation, minority interests; all determined in accordance with generally accepted accounting principles.

“Consolidated Total Assets” shall mean, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” shall mean at any time the sum, without duplication, of (i) the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP, (ii) the aggregate amount of Indebtedness of the Company and its Subsidiaries relating to the maximum drawing amount of all letters of credit outstanding and bankers acceptances and (iii) Indebtedness of the type referred to in clauses (i) or (ii) hereof of another Person guaranteed by the Company or any of its Subsidiaries.

“Credit Agreement” shall mean the Credit Agreement, dated as of June 19, 2007, as amended by Amendment No. 1 thereto dated February 1, 2008 and Amendment No. 2 thereto dated March 4, 2009, among the Company, the Foreign Subsidiary Borrowers, JPMorgan Chase Bank, National Association, Bank of America, N.A., BMO Capital Markets Financing, Inc., U.S. National Bank Association, J.P. Morgan Securities Inc. and the lenders who are parties thereto.

“Default” shall mean any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Default Rate” shall mean, with respect to any Shelf Note, a rate per annum from time to time equal to the greater of (i) 2.00% per annum above the rate of interest stated in such Shelf Note, or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York City as its Prime Rate.

“Delayed Delivery Fee” shall have the meaning given in paragraph 2A(8)(iii) hereof.

“Deemed Dividend Problem” shall mean, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Domestic Subsidiary” shall mean a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (vi) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (vii) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean (i) motor vehicles and other assets subject to certificates of title; (ii) any equipment, lease, license, contract, instrument or agreement to which any Transaction Party is a party, if and so long as the pledge of, or grant of a security interest in, such property would result in (a) a breach of applicable law or (b) a breach, termination or default under the terms of such lease, license, contract, instrument or agreement or any agreement to which such equipment is subject (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC); (iii) assets to the extent a security interest in such assets would result in a Deemed Dividend Problem or a Financial Assistance Problem; (iv) assets consisting of real property or interests in real property; (v) fixtures; (vi) assets of the Company or any Domestic Subsidiary located in

Australia or Japan, (vii) those assets as to which the Collateral Agent, by notice to the Company, reasonably determines that the burden or cost of obtaining such a security interest, pledge or perfection thereof outweighs the benefit to the Secured Parties of the security to be afforded thereby and (viii) any lease of equipment by a Transaction Party and equipment subject thereto which are conveyed to a third party in connection with the financing of such lease and equipment, to the extent such Indebtedness and any Lien on such lease and/or equipment is otherwise permitted under Sections paragraphs 6B and 6C.

“Facility” shall have the meaning given in paragraph 2A(1) hereof.

“Financial Assistance Problem” shall mean, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Subsidiary Guarantor or to permit its Equity Interests or other assets from being pledged pursuant to a Pledge Agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“First Tier Foreign Subsidiary” shall mean each Material Subsidiary which is a Foreign Subsidiary and with respect to which any one or more of the Company and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s Equity Interests.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” shall mean each Foreign Subsidiary which is a borrower under the Credit Agreement.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” shall mean (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary that is a Material Subsidiary (other than Affected Foreign Subsidiaries), (ii) each Subsidiary which is liable under a Guarantee with respect to any Bank Obligations or (iii) each Subsidiary which is a borrower or co-borrower with respect to any Bank Obligations other than solely as a result of being a Foreign Subsidiary Borrower.

“Guaranty Agreement” shall have the same meaning given in paragraph 3A(iii) hereof.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“Holder of China Facility Guaranty Obligations” shall mean, to the extent the same is a Lender under the Credit Agreement, Bank of America, N.A. (along with its subsidiaries and affiliates).

“Hostile Acquisition” shall mean (i) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (ii) any such acquisition as to which such approval has been withdrawn.

 “including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.

“INHAM Exemption” shall have the meaning given in paragraph 9B hereof.

“Initial Purchasers” shall have the meaning given in the address block of this Agreement.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xi) all obligations of such Person under any Swap Agreement or under any similar type of agreement (calculated after giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement or other agreement were terminated.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act) or “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).

“Intercreditor Agreement” shall have the meaning given in paragraph 3A(ii).

“Interest Expense” shall mean for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Company and its Subsidiaries, including (i) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (ii) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (iii) net costs under interest rate protection agreements, in each case determined in accordance with GAAP; provided, that interest payable to the Internal Revenue Service in connection with disputed taxes shall not be included in “Interest Expense” so long as such amounts are reported as taxes in the financial statements delivered to the Purchasers pursuant to paragraph 5A hereof.

“Interest Income” shall mean for any period of determination, the aggregate consolidated amount, without duplication, of interest received, accrued or scheduled to be received by the Company and its Subsidiaries in respect of any Indebtedness owing to the Company and its Subsidiaries, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements and,

(b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings, in each case determined in accordance with GAAP; provided, that interest receivable from the Internal Revenue Service in connection with tax refunds shall not be included in “Interest Income” so long as such amounts are reported as taxes in the financial statements delivered to the Purchasers pursuant to paragraph 5A hereof.

“Investment” shall mean the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or  decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuance Fee” shall have the meaning given in paragraph 2A(8)(ii) hereof.

“Issuance Period” shall have the meaning given in paragraph 2A(2) hereof.

“Leverage Ratio” for any period shall mean the ratio of (i) the amount of Consolidated Total Indebtedness, as of the end of such period, to (b) Consolidated EBITDA for such period.

“Lien” shall mean with respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“margin stock” shall have the meaning given in paragraph 8I hereof.

“Material Adverse Effect” shall mean a (i) material adverse effect on the business, assets, liabilities, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, (ii) material impairment of any Transaction Party’s ability to perform any of its respective obligations under this Agreement, the Shelf Notes or any other Transaction Documents or (iii) material impairment of the validity or enforceability of the rights of, or the benefits available to, the holders of any of the Shelf Notes or the Collateral Agent under this Agreement, the Shelf Notes or any other Transaction Document.

“Material Subsidiary” shall mean each Subsidiary (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to paragraph 5A, contributed greater than ten percent (10%) of the Company’s Consolidated

EBITDA for such period or (ii) which contributed greater than ten percent (10%) of the Company’s Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the Company’s Consolidated EBITDA or Company’s Consolidated Total Assets attributable to Subsidiaries (other than Affected Foreign Subsidiaries) that are not parties to a Guaranty Agreement exceeds ten percent (10%) of the Company’s Consolidated EBITDA for any such period or ten percent (10%) of the Company’s Consolidated Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten days, the Required Holders) shall designate sufficient Subsidiaries (other than Affected Foreign Subsidiaries) as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA.

“NAIC Annual Statement” shall have the meaning given in paragraph 9B hereof.

“Obligations” shall mean all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries under or with respect to this Agreement, any Shelf Note, or any other Transaction Document, individually or collectively, existing on the date hereof or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Permitted Acquisition” shall mean any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person if, the Required Holders have consented thereto in writing or, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Company and the Subsidiaries or business reasonably related thereto (including, without limitation, any environmental cleaning solutions business), (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under paragraphs 5H and 5I shall have been taken, (d) the Company and the Subsidiaries are in compliance, on a pro forma basis reasonably acceptable to Prudential and the Required Holders after giving effect to such acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in paragraph 6A recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $25,000,000, the Company shall have delivered to Prudential and each holder of a Shelf Note a certificate of a Financial Officer of the Company to such effect, together with all relevant financial information, statements and projections requested by Prudential or any holder of a Shelf Note, (e) in the case of a merger or consolidation involving the Company or a Subsidiary, the Company or such Subsidiary is the surviving entity of such merger and/or consolidation and (f) the aggregate consideration paid during any fiscal year in respect of each such acquisition occurring from and after February 27, 2009, when taken together with the aggregate consideration paid during such fiscal year in respect of all other acquisitions occurring from and after February 27, 2009, does not exceed the Applicable Acquisition Basket.

“Permitted Encumbrances” shall mean:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with paragraph 5D;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with paragraph 5D;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (xiii) of paragraph 7A; and

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)           other investments permitted by the Company’s investment policy as adopted by its Board of Directors as in effect on the date of this Agreement, as amended, restated, supplemented or otherwise modified from time to time, so long as such amendment, restatement, supplement or modification has been approved by Prudential and the Required Holders (such approval not to be unreasonably withheld or delayed).

“Permitted Pro Rata Secured Financings” shall mean those certain issuances of Indebtedness of the Borrower or any Domestic Subsidiary pursuant to a privately placed note offering to an institutional investor or other term loan financing from bank and/or institutional investors, in each case with a maturity date that is not earlier than the latest maturity date of any Shelf Note and otherwise subject to the such terms and conditions as are approved by the Required Holders from time to time in an aggregate amount not to exceed (i) $80,000,000 minus (ii) the aggregate principal amount of all Shelf Notes issued.

“Pledge Agreements” shall have the meaning given in paragraph 3A(iv).

“Pledge Subsidiary” shall mean (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary that is a Material Subsidiary.

“Pledged Equity” shall mean all pledged Equity Interests in or upon which a security interest or Lien is from time to time granted to the Collateral Agent, for the benefit of the Secured Parties, under the Pledge Agreements.

“Proposed Prepayment Date” shall have the meaning given in paragraph 4E(4) hereof.

“Prudential” shall have the meaning given in the address block of this Agreement.

“Prudential Affiliate” shall mean any Affiliate of Prudential.

“PTE” shall have the meaning given in paragraph 9B hereof.

“Purchasers” shall mean, with respect to any Accepted Notes, the Prudential Affiliate(s) which are purchasing such Accepted Notes.

“QPAM Exemption” shall have the meaning given in paragraph 9B hereof.

“RBC Event” shall be deemed to have occurred if the amount of capital required to be held in reserve by a holder of the Shelf Notes in respect of such Shelf Notes is greater than the amount which would be required to be held in reserve with respect to promissory notes rated investment grade by a nationally recognized rating agency.  Any occurrence of an RBC Event pursuant to the preceding sentence shall continue until such time as the amount of capital required to be held in reserve by a holder of the Shelf Notes in respect of such Shelf Notes is subsequently reduced to a level at or below that which would be required to be held in reserve with respect to promissory notes rated investment grade by a nationally recognized rating agency.

“Request for Purchase” shall have the meaning given in paragraph 2A(3) hereof.

“Required Holder(s)” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Shelf Notes or, if the term is expressly used with respect to a Series of Shelf Notes, of such Series of Shelf Notes from time to time outstanding.

“Rescheduled Closing Day” shall have the meaning given in paragraph 2A(7) hereof.

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“Sale and Leaseback Transaction” shall mean any sale or other transfer of property by any Person with the intent to lease such property as lessee.

“Secured Parties” shall mean the (i) holders of the Obligations from time to time, (ii) the holders of the Bank Obligations from time to time, (iii) the Collateral Agent, (iv) the Holder of China Facility Guaranty Obligations and (iv) their respective successors and transferees and assigns.

“Secured Obligations” shall mean the “Secured Obligations” as defined in the Intercreditor Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series” shall have the meaning given in paragraph 1A hereof.

“Shelf Notes” shall have the meaning given in paragraph 1A hereof.

“Significant Holder” shall mean (i) Prudential, (ii) each Purchaser, so long as such Purchaser or any  of its Affiliates shall hold (or be committed under this Agreement to purchase) any Shelf Note, or (iii) any other Person which, together with its Affiliates, is the holder of at least 10% of the aggregate principal amount of the Shelf Notes of any Series from time to time outstanding.

“Source” shall have the meaning given in paragraph 9B hereof.

“Subordinated Debt” shall mean Indebtedness having terms and conditions, including terms for subordination of such Indebtedness and rights related thereto to the Shelf Notes, approved in writing by the Required Holders.

“Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar function) of such entity, and any partnership or joint venture if more than a 50% interest in profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily taken major business actions without the approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” shall mean any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transaction Documents” shall mean this Agreement, the Shelf Notes, the Intercreditor Agreement, the Company’s Acknowledgment to Intercreditor Agreement, the Guaranty Agreements, the Collateral Documents and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate in connection with this Agreement.

“Transaction Parties” shall mean collectively, the Company, the Guarantors and each Foreign Subsidiary for which its or its owner’s Equity Interests are pledged pursuant to paragraph 5I.

“Transaction Party Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the applicable Transaction Party or any other officer of the applicable Transaction Party involved principally in its financial administration or its controllership function.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Shelf Note purchased by any Purchaser under this Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

“United States” shall mean the United States of America.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding capital stock or other equity interests of every class of which is owned by the Company or another Wholly-Owned Subsidiary of the Company, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly-Owned Subsidiary) to acquire shares of capital stock or other equity interests of such Subsidiary.

10C.           Accounting and Legal Principles, Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.  To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Company and the Required Holder(s) agree in writing on an adjustment to such computation or determination to account for such change in GAAP.  Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with generally accepted accounting principles, for all purposes of this Agreement, the outstanding principal amount of any Indebtedness of the Company or any Subsidiary of the type describe in clause (i), (ii), (iv), (v) or (viii) of the definition of Indebtedness shall be equal to the actual outstanding principal amount thereof irrespective of the amount that might otherwise be accounted for under generally accepted accounting principles as the amount of liability of the Company or any Subsidiary with respect thereto, and any determination of the net income (or net loss), equity or assets of the Company shall not take into account any effect of marking any such outstanding Indebtedness of the Company or any Subsidiary to market value.  The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.  Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.

11.           MISCELLANEOUS.

11A.           Shelf Note Payments.  The Company agrees that, so long as any Purchaser shall hold any Shelf Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Shelf Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to (i) such Purchaser’s account or accounts specified in the Confirmation of Acceptance with respect to such Shelf Note in the case of any Shelf Note or (ii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Shelf Note with respect to the place of payment.  Each Purchaser agrees that, before disposing of any Shelf Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid.  The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as each Purchaser has made in this paragraph 11A.  No holder shall be required to present or surrender any Shelf Note or make any notation thereon, except that upon the written request of the Company made concurrently with or reasonably promptly after the payment or prepayment in full of any Shelf Note, the applicable holder shall surrender such Shelf Note for cancellation, reasonably promptly after such request, to the Company at its principal office.

11B.           Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i)           (a) all stamp and documentary taxes and similar charges, (b) costs of obtaining a private placement number from Standard and Poor’s Ratings Group for the Shelf Notes and (c) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the other Transaction Documents or the issuance of the Shelf Notes;

(ii)           document production and duplication charges and the reasonable fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (a) this Agreement, any of the other Transaction Documents and the transactions contemplated hereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement or any other Transaction Document, whether or not such proposed waiver, amendment, modification or consent shall be effected or granted;

(iii)           the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce or cause the Collateral Agent to enforce) any rights under this Agreement, the Shelf Notes or any other Transaction Document (including, without limitation, to protect, collect, lease, sell, take possession of, release or liquidate any of the Collateral) or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or by reason of your or such Transferee’s having acquired any Shelf Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and

(iv)           all costs and expenses, including without limitation reasonable attorneys’ fees, preparing, recording and filing all financing statements, instruments and other documents to create, perfect and fully preserve and protect the Liens granted in the Collateral Documents and the rights of the holders of the Shelf Notes or of the Collateral Agent for the benefit of the holders of the Shelf Notes; and

(v)           any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Shelf Notes by the Company.

The Company also will promptly pay or reimburse each Purchaser or holder of a Shelf Note (upon demand, in accordance with each such Purchaser’s or holder’s written instruction) for all fees and costs paid or payable by such Purchaser or holder to the Securities Valuation Office of the National Association of Insurance Commissioners in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with such Securities Valuation Office or any successor organization acceding to the authority thereof.

The obligations of the Company under this paragraph 11B shall survive the transfer of any Shelf Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Shelf Note.

11C.           Consent to Amendments.  This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, (i) with the written consent of the holders of all Shelf Notes of a particular Series, and, if an Event of Default shall have occurred and be continuing, of the holders of all Shelf Notes of all Series at the time outstanding (and not without such written consents), the Shelf Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate, method of computation or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Shelf Notes of such Series, in each case in any manner detrimental to any holder of a Shelf Note, (ii) without the written consent of the holder or holders of all Shelf Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Shelf Notes of any Series, or the rights of any individual holder of Shelf Notes, required with respect to any declaration of Shelf Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2A may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Shelf Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2A and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes.  Each holder of any Shelf Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Shelf Note shall have been marked to indicate such consent, but any Shelf Notes issued thereafter may bear a notation referring to any such consent.  No course of dealing between the Company and the holder of any Shelf Note nor any delay in exercising any rights hereunder or under any Shelf Note shall operate as a waiver of any rights of any holder of any Shelf Note.  Without limiting the generality of the foregoing, no negotiations or discussions in which Prudential or any holder of any Shelf Note may engage regarding any possible amendments, consents or waivers with respect to this Agreement, the Shelf Notes or any other Transaction Document shall constitute a waiver of any Default or Event of Default, any term of this Agreement, any Shelf Note or any other Transaction Document or any rights of Prudential or any such holder under this Agreement, the Shelf Notes or any other Transaction Document.  As used herein and in the Shelf Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D.           Form, Registration, Transfer and Exchange of Shelf Notes; Lost Shelf Notes.  The Shelf Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 or (ii) enable the registration of transfer by a holder of its entire holding of Shelf Notes; provided, however, that no such minimum denomination shall  apply to Shelf Notes issued upon transfer by any holder of the Shelf Notes to Prudential or Prudential Affiliates or to any other entity or group of Affiliates with respect to which the Shelf Notes so issued or transferred shall be managed by a single entity.  The Company shall keep at its principal office a register in which the Company shall provide for the registration of Shelf Notes and of transfers of Shelf Notes.  Upon surrender for registration of transfer of any Shelf Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Shelf Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees; provided however, that Shelf Notes may be transferred only if the Shelf Notes are registered under the Securities Act or of if such transfer would be exempt from registration under applicable securities laws.  At the option of the holder of any Shelf Note, such Shelf Note may be exchanged for other Shelf Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Shelf Note to be exchanged at the principal office of the Company.  Whenever any Shelf Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Shelf Notes which the holder making the exchange is entitled to receive.  Every Shelf Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Shelf Note or such holder’s attorney duly authorized in writing.  Any Shelf Note or Shelf Notes issued in exchange for any Shelf Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Shelf Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.  Upon receipt of written notice from the holder of any Shelf Note of the loss, theft, destruction or mutilation of such Shelf Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Shelf Note, the Company will make and deliver a new Shelf Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Shelf Note.

11E.           Persons Deemed Owners; Participations.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Shelf Note is registered as the owner and holder of such Shelf Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Shelf Note and for all other purposes whatsoever, whether or not such Shelf Note shall be overdue, and the Company shall not be affected by notice to the contrary.  Subject to the preceding sentence, the holder of any Shelf Note may from time to time grant participations in all or any part of such Shelf Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F.           Survival of Representations and Warranties; Entire Agreement.  All representations and warranties contained herein or in any other Transaction Document or made in writing by or on behalf of any Transaction Party in connection herewith or therewith shall survive the execution and delivery of this Agreement, the other Transaction Documents and the Shelf Notes, the transfer by any Purchaser of any Shelf Note or portion thereof or interest therein and the payment of any Shelf Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee.  Subject to the preceding sentence, this Agreement, the other Transaction Documents and the Shelf Notes embody the entire agreement and understanding between the Purchasers and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G.           Successors and Assigns.  All covenants and other agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H.           Independence of Covenants.  All covenants hereunder and in the other Transaction Documents shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Shelf Note to prohibit through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

11I.           Notices.  All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed to such Purchaser at the address specified for such communications in the the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Shelf Notes) or at such other address as such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Shelf Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such holder shall not have so specified an address to the Company, then addressed to such holder in care of the last holder of such Shelf Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota  55422 Attention:  Tom Paulson, Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Shelf Note in writing, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company.  Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile transmission communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other facsimile terminal as the party receiving the information shall have specified in writing to the party sending such information.

11J.           Payments Due on Non-Business Days.  Anything in this Agreement or the Shelf Notes to the contrary notwithstanding, any payment of principal of, interest on, or Yield-Maintenance Amount payable with respect to, any Shelf Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

11K.           Satisfaction Requirement.  If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Shelf Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11L.           GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

11M.           SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE OTHER TRANSACTION DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS IN COOK COUNTY, ILLINOIS, OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.  THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 11I OR TO CT CORPORATION SYSTEM AT 208 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60604, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT.  THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE COMPANY HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY), THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR THE OTHER TRANSACTION

DOCUMENTS.  THE COMPANY, PRUDENTIAL AND EACH PURCHASER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

11N.           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11O.           Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  Each party to this Agreement represents to the other parties to this Agreement that such party has been represented by counsel in connection with this Agreement and the other Transaction Documents, that such party has discussed this Agreement and the Shelf Notes with its counsel and that any and all issues with respect to this Agreement and the other Transaction Documents have been resolved as set forth herein and therein.  No provision of this Agreement or any other Transaction Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.  Time is of the essence in the performance of this Agreement and the other Transaction Documents.

11P.           Counterparts; Facsimile or Electronic Signatures.  This Agreement may be executed in any number of counterparts (or counterpart signature pages), each of which counterparts shall be an original, but all of which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11Q.           Severalty of Obligations.  The sales of Shelf Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations.  No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11R.           Independent Investigation.  Each Purchaser represents to and agrees with each other Purchaser that it has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Shelf Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company.  No holder of Shelf Notes shall have any duties or responsibility to any other holder of Shelf Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto.  No holder of Shelf Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Shelf Notes.

11S.           Confidential Information.  For the purposes of this Agreement, “Confidential Information” means all written information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is clearly marked or labeled as being confidential information, provided that such term does not include information that (a) was publicly known prior to the time of such disclosure (b) was known to such Purchaser prior to the time of such disclosure on a non-confidential basis from a source other than the Company or any Subsidiary which source is not known by such Purchaser to be bound by a confidentiality agreement with the Company or such Subsidiary, (c) subsequently becomes publicly known through no act or omission by such Purchaser, (d) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (e) constitutes financial statements delivered to such Purchaser under paragraph 5A that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates, (ii) its financial advisors and other professional advisors, (iii) any other holder of any Indebtedness or any other security of the Company, (iv) any Institutional Investor to which it sells or offers to sell any security of the Company or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such  Confidential information to be bound by the provisions of this paragraph 11T), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11T), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or the Securities Valuation Office thereof or in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary in the enforcement or for the protection of the rights and remedies under such Purchaser’s Shelf Notes and this Agreement.  Each holder of a Shelf Note, by its acceptance of a Shelf Note, will be deemed to have agreed to be bound by any to be entitled to the benefits of this paragraph 11T as though it were a party to this Agreement.  In the event that as a condition to access information relating to the Company or the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser is required to agree to a confidentiality undertaking (whether through Intralinks or any other electronic platform) which is different from the terms of this paragraph 11T, the terms of this paragraph 11T shall supersede the terms of any such other confidentiality undertaking.

11T.           Transaction References. The Company agrees that Prudential and its Affiliates may (i) refer to its role establishing the Facility, as well as the identity of the Company and the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstones” announcements or any other print or electronic medium and (ii) display the Company’s corporate logo in conjunction with any such reference.

11U.           Directly or Indirectly.  Where any provision in this Agreement refers to actions to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

11V.           Binding Agreement.  When this Agreement is executed and delivered by the Company and Prudential it shall become a binding agreement between the Company, on one hand, and Prudential, on the other hand.  This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

Remainder of Page Intentionally Left Blank

Signature Pages Follow

Very truly yours,

TENNANT COMPANY, a Minnesota corporation

By:
Name
Title

By:
Name
Title

The foregoing Agreement is hereby accepted as of the date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:        ________________________________________

Vice President

INFORMATION SCHEDULE

Authorized Officers for Prudential and Prudential Affiliates

P. Scott von Fischer Managing Director Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4225 Facsimile: (312) 540-4222	Marie L. Fioramonti Managing Director Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4233 Facsimile: (312) 540-4222
Paul G. Price Managing Director Central Credit Prudential Capital Group Four Gateway Center 100 Mulberry Street Newark, New Jersey 07102 Telephone: (973) 802-9819 Facsimile: (973) 802-2333	William S. Engelking Senior Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4214 Facsimile: (312) 540-4222
Julia B. Buthman Senior Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4237 Facsimile: (312) 540-4222	G. Anthony Coletta Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4226 Facsimile: (312) 540-4222
Tan Vu Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-5437 Facsimile: (312) 540-4222	James J. McCrane Vice President Prudential Capital Group 4 Gateway Center Newark, New Jersey 07102-4062 Telephone: (973) 802-4222 Facsimile: (973) 624-6432

Charles J. Senner Director Prudential Capital Group 4 Gateway Center Newark, New Jersey 07102-4062 Telephone: (973) 802-6660 Facsimile: (973) 624-6432	Dianna D. Carr Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4224 Facsimile: (312) 540-4222
David Quackenbush Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4228 Facsimile: (312) 540-4222

Authorized Officers for the Company

H. Chris Killingstad President and Chief Executive Officer Tennant Company 701 North Lilac Drive, P.O. Box 1452 Minneapolis, MN 55440-1452 Telephone: (763) 540-1200 Facsimile: (763) 513-1811	Thomas Paulson Vice President and Chief Financial Officer Tennant Company 701 North Lilac Drive, P.O. Box 1452 Minneapolis, MN 55440-1452 Telephone: (763) 540-1200 Facsimile: (763) 513-1811
Heidi M. Hoard Vice President, General Counsel and Secretary Tennant Company 701 North Lilac Drive, P.O. Box 1452 Minneapolis, MN 55440-1452 Telephone: (763) 540-1200 Facsimile: (763) 513-1811	Patrick J. O’Neil Treasurer Tennant Company 701 North Lilac Drive, P.O. Box 1452 Minneapolis, MN 55440-1452 Telephone: (763) 540-1200 Facsimile: (763) 513-1811
Vicki Haugen Assistant Treasurer Tennant Company 701 North Lilac Drive, P.O. Box 1452 Minneapolis, MN 55440-1452 Telephone: (763) 540-1200 Facsimile: (763) 513-1811

EXHIBIT A

[FORM OF SHELF NOTE]

TENNANT COMPANY

___% SENIOR SERIES ___  SECURED NOTE DUE [__________, 20__]

No.

ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

FOR VALUE RECEIVED, the undersigned, Tennant Company, a corporation organized and existing under the laws of the State of Minnesota (herein called the “Company”), hereby promises to pay to the order of ________________________, or registered assigns, the principal sum of ____________________ DOLLARS [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above (or, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of this Series of Notes at the Default Rate (as defined below)), from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield Maintenance Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the greater of (i) 2.00% over the Interest Rate specified above or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York City as its Prime Rate.

Payments of principal of, interest on and any Yield Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Private Shelf Agreement, dated as of July 29, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc. and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.   Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

The Company agrees to make required prepayments of principal on the dates and in the amounts specified above or in the Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

This Note is secured by, and entitled to the benefits of, the Collateral Documents and is guaranteed pursuant the Guaranty Agreements executed by certain guarantors.  Reference is made to the Collateral Documents for a statement concerning the terms and conditions governing the collateral security for the obligations of the Company hereunder and reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Company hereunder.

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and  payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF ILLINOIS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

TENNANT COMPANY,
a Minnesota corporation

By:	By:
Title	Title

EXHIBIT B

[FORM OF DISBURSEMENT DIRECTION LETTER]

[On Company Letterhead - place on one page]

[___, 20__]

[Names and Addresses of
Initial Purchasers]

Re:           ___% Series __ Senior Secured Notes due [___, 20__] (the “Notes”)

Ladies and Gentlemen:

Reference is made to that certain Private Shelf Agreement (the “Note Agreement”), dated July 29, 2009 between Tennant Company, a Minnesota corporation (the “Company”), Prudential Investment Management, Inc., and you.  Capitalized terms used herein shall have the meanings assigned to such terms in the Note Agreement.

You are hereby irrevocably authorized and directed to disburse the $___________ purchase price of the Shelf Notes by wire transfer of immediately available funds to [bank name and address], ABA #______________, for credit to the account of ______________, account no. _____________.

Disbursement when so made shall constitute payment in full of the purchase price of the Shelf Notes and shall be without liability of any kind whatsoever to you.

Very truly yours,

TENNANT COMPANY

Company Name

By:
Title

EXHIBIT C

[FORM OF REQUEST FOR PURCHASE]

TENNANT COMPANY

REQUEST FOR PURCHASE

Reference is made to the Private Shelf Agreement (the “Agreement”), dated as of July 29, 2009, between Tennant Company, a Minnesota corporation (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to paragraph 2A(3) of the Agreement, the Company hereby makes the following Request for Purchase:

1.	Aggregate principal amount of the Shelf Notes covered hereby (the “Notes”) $__________1

2.	Individual specifications of the Notes:

Principal
	Final	Prepayment	Interest
Principal	Maturity	Dates and	Payment
Amount	Date	Amounts	Period2

3.	Use of proceeds of the Notes:

4.	Proposed day for the closing of the purchase and sale of the Notes:

5.	The purchase price of the Notes is to be transferred to:

         Name, Address
         and ABA Routing                                                                Number of
         Number of Bank                                                                    Account

6.	The Company certifies (a) that the representations and warranties contained in paragraph 8 of the Agreement are true on and as of the date of this Request for

1 Minimum principal amount of $5,000,000

2 Specify quarterly or semiannually in arrears

Purchase, and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.

7.	The Issuance Fee to be paid pursuant to the Agreement will be paid by the Company on the closing date.

Dated:

TENNANT COMPANY

By:
Authorized Officer

By:
Authorized Officer

EXHIBIT D

[FORM OF CONFIRMATION OF ACCEPTANCE]

TENNANT COMPANY

CONFIRMATION OF ACCEPTANCE

Reference is made to the Private Shelf Agreement (the “Agreement”), dated as of July 29, 2009 between Tennant Company, a Minnesota corporation (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand.  All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Shelf Notes hereby confirms the representations as to such Shelf Notes set forth in paragraph 9 of the Agreement, and agrees to be bound by the provisions of paragraphs 2A(5) and 2A(7) of the Agreement relating to the purchase and sale of such Notes and by the provisions of the penultimate sentence of paragraph 11A of the Agreement.

Pursuant to paragraph 2A(5) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.	Accepted Notes: Aggregate principal amount $__________________

(A)	(a) Name of Purchaser:

(b) Principal amount:

(c) Final maturity date:

(d) Principal prepayment dates and amounts:

(e) Interest rate:

(f) Interest payment period:

(g) Payment and notice instructions: As set forth on attached Purchaser Schedule

(B)	(a) Name of Purchaser:

(b) Principal amount:

(c) Final maturity date:

(d) Principal prepayment dates and amounts:

(e) Interest rate:

(f) Interest payment period:

(g) Payment and notice instructions: As set forth on attached Purchaser Schedule

[(C), (D)	same information as above.]

II.	Closing Day:

III.	Issuance Fee:

-D-2-1-

Dated:   _______________________

TENNANT COMPANY

By:
Title:

[PRUDENTIAL AFFILIATE]

By:
Name
Title:

  -D-2-2-